Exhibit 99.1

Dillard’s, Inc. Reports Second Quarter and Year-to-Date Results

LITTLE ROCK, Ark. (GLOBE NEWSWIRE) – August 14, 2025 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended August 2, 2025. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II commented on the quarter, “We were happy to achieve a sales increase for the first time in a while and encouraged by strengthening sales trends in July. In an operating environment that changes daily, we focused on controlling inventory, ending up 2% compared to 6% at the end of first quarter.”

Highlights of the Second Quarter (compared to the prior year second quarter):

•Total retail sales increased 1%
•	Comparable store sales increased 1%
•	Net income of $72.8 million compared to $74.5 million
•	Earnings per share of $4.66 compared to $4.59
•	Retail gross margin of 38.1% of sales compared to 39.1% of sales
•	Operating expenses were $434.2 million (28.7% of sales) compared to $433.6 million (29.1% of sales)
•	Ending inventory increased 2%

Second Quarter Results

Dillard’s reported net income for the 13 weeks ended August 2, 2025 of $72.8 million, or $4.66 per share, compared to $74.5 million, or $4.59 per share, for the 13 weeks ended August 3, 2024. Included in net income for the 13 weeks ended August 2, 2025 is a pretax gain of $4.8 million ($3.7 million after tax or $0.24 per share) primarily related to the sale of three properties.

Sales – Second Quarter

Net sales for the 13 weeks ended August 2, 2025 and August 3, 2024 were $1.514 billion and $1.490 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13 weeks ended August 2, 2025 and August 3, 2024 were $1.447 billion and $1.426 billion, respectively. Total retail sales increased 1% for the 13-week period ended August 2, 2025 compared to the 13-week period ended August 3, 2024. Sales in comparable stores for the same period increased 1%. Stronger performing categories were juniors’ and children’s apparel and ladies’ accessories and lingerie. Home and furniture was the weakest performing category.

Gross Margin – Second Quarter

Consolidated gross margin for the 13 weeks ended August 2, 2025 was 36.6% of sales compared to 37.6% of sales for the 13 weeks ended August 3, 2024.

Retail gross margin for the 13 weeks ended August 2, 2025 was 38.1% of sales compared to 39.1% of sales for the 13 weeks ended August 3, 2024. Compared to the prior year second quarter, retail gross margin increased moderately in shoes and increased slightly in ladies’ accessories and lingerie. Retail gross margin decreased slightly in men’s apparel and accessories and decreased significantly in ladies’ apparel. Retail gross margin in juniors’ and children’s apparel, cosmetics and home and furniture was relatively unchanged as a percent of sales.

Inventory increased 2% at August 2, 2025 compared to August 3, 2024.

Selling, General & Administrative Expenses – Second Quarter

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended August 2, 2025 were $434.2 million (28.7% of sales) and $433.6 million (29.1% of sales) for the 13 weeks ended August 3, 2024. During the quarter, savings in payroll expense was offset by increases in various other expense categories.

Highlights of the 26 Weeks (compared to the prior year 26 weeks):

•	Total retail sales were unchanged (flat) as a percentage
•	Comparable store sales were flat
•	Net income of $236.7 million compared to $254.5 million
•	Earnings per share of $15.08 compared to $15.68
•	Retail gross margin of 41.8% of sales compared to 42.7% of sales
•	Operating expenses were $855.9 million (28.1% of sales) compared to $860.3 million (28.3% of sales)

26-Week Results

Dillard’s reported net income for the 26 weeks ended August 2, 2025 of $236.7 million, or $15.08 per share, compared to $254.5 million, or $15.68 per share, for the 26 weeks ended August 3, 2024. Included in net income for the 26 weeks ended August 2, 2025 is a pretax gain of $4.9 million ($3.8 million after tax or $0.24 per share) primarily related to the sale of three properties.

Sales – 26 Weeks

Net sales for the 26 weeks ended August 2, 2025 and August 3, 2024 were $3.043 billion and $3.039 billion, respectively.

Total retail sales for the 26 weeks ended August 2, 2025 and August 3, 2024 were $2.915 billion and $2.919 billion, respectively. Total retail sales were flat for the 26-week period ended August 2, 2025 compared to the 26-week period ended August 3, 2024. Sales in comparable stores for that same period were also flat.

Gross Margin – 26 Weeks

Consolidated gross margin for the 26 weeks ended August 2, 2025 was 40.3% of sales compared to 41.2% of sales for the 26 weeks ended August 3, 2024.

Retail gross margin (which excludes CDI) for the 26 weeks ended August 2, 2025 was 41.8% of sales compared to 42.7% of sales for the 26 weeks ended August 3, 2024.

Selling, General & Administrative Expenses – 26 Weeks

Operating expenses for the 26 weeks ended August 2, 2025 were $855.9 million (28.1% of sales) compared to $860.3 million (28.3% of sales) for the 26 weeks ended August 3, 2024. The decrease in operating expenses is primarily due to decreased payroll expense.

Share Repurchase

During the 13 weeks ended August 2, 2025, the Company purchased $9.8 million (approximately 24,500 shares) of Class A Common Stock at an average price of $398.67 per share.

During the 26 weeks ended August 2, 2025, the Company purchased $107.8 million (approximately 300,000 shares) of Class A Common Stock at an average price of $359.16 per share.

As of August 2, 2025, authorization of $165.2 million remained under the May 2023 program.

Total shares outstanding (Class A and Class B Common Stock) at August 2, 2025 and August 3, 2024 were 15.6 million and 16.2 million, respectively.

Other Information

The Company operates 272 Dillard’s stores, including 28 clearance centers, spanning 30 states (totaling 46.2 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended		13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
	August 2, 2025		August 3, 2024		August 2, 2025		August 3, 2024
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$1,513.8	100.0%	$1,489.9	100.0%	$3,042.7	100.0%	$3,039.0	100.0%
Service charges and other income	22.2	1.5	24.7	1.7	40.3	1.3	48.5	1.6
	1,536.0	101.5	1,514.6	101.7	3,083.0	101.3	3,087.5	101.6

Cost of sales	959.3	63.4	930.3	62.4	1,817.0	59.7	1,788.2	58.8
Selling, general and administrative expenses	434.2	28.7	433.6	29.1	855.9	28.1	860.3	28.3
Depreciation and amortization	44.7	3.0	46.4	3.1	89.1	2.9	92.5	3.0
Rentals	4.5	0.3	4.9	0.3	9.2	0.3	10.0	0.3
Interest and debt (income) expense, net	(1.5)	(0.1)	(3.9)	(0.3)	(2.3)	(0.1)	(7.4)	(0.2)
Other expense	5.0	0.3	6.2	0.4	10.7	0.4	12.3	0.4
Gain on disposal of assets	4.8	0.3	—	0.0	4.9	0.2	0.3	—
Income before income taxes	94.6	6.2	97.1	6.5	308.3	10.1	331.9	10.9
Income taxes	21.8		22.6		71.6		77.4
Net income	$72.8	4.8%	$74.5	5.0%	$236.7	7.8%	$254.5	8.4%

Basic and diluted earnings per share	$4.66		$4.59		$15.08		$15.68
Basic and diluted weighted average shares outstanding	15.6		16.2		15.7		16.2

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	August 2,	August 3,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,012.0	$946.7
Accounts receivable	52.2	64.5
Short-term investments	199.8	123.7
Merchandise inventories	1,219.8	1,191.4
Federal and state income taxes	—	35.5
Other current assets	88.3	91.7
Total current assets	2,572.1	2,453.5

Property and equipment, net	955.1	1,044.9
Operating lease assets	29.5	39.0
Deferred income taxes	67.7	63.9
Other assets	60.1	60.6

Total assets	$3,684.5	$3,661.9

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$761.2	$768.8
Current portion of long-term debt	96.0	—
Current portion of operating lease liabilities	10.5	11.5
Federal and state income taxes	91.0	—
Total current liabilities	958.7	780.3

Long-term debt	225.6	321.5
Operating lease liabilities	19.1	27.5
Other liabilities	362.0	383.7
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,919.1	1,948.9

Total liabilities and stockholders’ equity	$3,684.5	$3,661.9

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	26 Weeks Ended	26 Weeks Ended
	August 2,	August 3,
	2025	2024
Operating activities:
Net income	$236.7	$254.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred costs	89.9	93.4
Gain on disposal of assets	(4.9)	(0.3)
Accrued interest on short-term investments	(5.6)	(7.1)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	3.5	(3.9)
Increase in merchandise inventories	(47.7)	(97.4)
Decrease in other current assets	7.3	3.8
Decrease (increase) in other assets	1.1	(1.5)
Decrease in trade accounts payable and accrued expenses and other liabilities	(24.5)	(3.2)
Increase (decrease) in income taxes	63.6	(62.4)
Net cash provided by operating activities	319.4	175.9

Investing activities:
Purchase of property and equipment and capitalized software	(43.5)	(61.1)
Proceeds from disposal of assets	6.0	0.3
Proceeds from insurance	1.5	—
Investment in joint venture	(1.8)	—
Purchase of short-term investments	(273.5)	(319.5)
Proceeds from maturities of short-term investments	405.0	350.9
Net cash provided by (used in) investing activities	93.7	(29.4)

Financing activities:
Cash dividends paid	(7.9)	(8.1)
Purchase of treasury stock	(107.8)	—
Issuance cost of line of credit	(3.3)	—
Net cash used in financing activities	(119.0)	(8.1)

Increase in cash and cash equivalents	294.1	138.4
Cash and cash equivalents, beginning of period	717.9	808.3
Cash and cash equivalents, end of period	$1,012.0	$946.7

Non-cash transactions:
Accrued capital expenditures	$5.1	$8.4
Accrued purchase of treasury stock and excise taxes	1.1	—
Stock awards	1.3	1.6
Lease assets obtained in exchange for new operating lease liabilities	1.8	2.2

Estimates for 2025

The Company is providing the following estimates for certain financial statement items for the 52-week period ending January 31, 2026 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2025	2024
	Estimated	Actual
Depreciation and amortization	$180	$178
Rentals	20	21
Interest and debt (income) expense, net	(7)	(14)
Capital expenditures	120	105

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including those statements under the heading “Estimates for 2025” regarding certain financial statement items for the 52-week period ended January 31, 2026 . The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; trade disputes and changes in trade policies including the imposition (or threat) of new or increased duties, taxes, tariffs and other charges impacting our products or supply chain; changes in legislation and governmental regulations; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts (including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com